Exhibit 23.1

KongZhong Corporation

35th Floor, Tengda Plaza

No. 168 Xizhimenwai Street

Beijing, China 100044

RE: KONGZHONG CORPORATION

Dear Sirs/Madams,

We have acted as legal advisors as to the People's Republic of China law to KongZhong Corporation, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2011.

We hereby consent to the references to our firm under the headings “Risk Factors”, “Our Corporate Structure” and elsewhere in the Form 20-F, incorporated by reference in this Registration Statement on Form F-3 of KongZhong Corporation.

In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ KING & WOOD MALLESONS

King & Wood Mallesons

Date: May 16, 2012